Exhibit 10.26

[***] = CERTAIN PERSONALLY IDENTIFIABLE INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective January 1, 2022 (the “Effective Date”), by and between JGMT, LLC, a Florida limited liability company (the “Company”), James Cacioppo (the “Executive”) and Jushi Holdings Inc. (“Parent”). (Company and Executive are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”)

WHEREAS, the Executive was hired by the Company on April 1, 2018; and

WHEREAS, the Executive agrees to continue to provide services for the benefit of the Company and Parent for the additional period provided herein, and the Company wishes to procure such services as provided herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.             Employment Term. This Agreement shall be effective as of the Effective Date and Executive’s employment with the Company shall continue in accordance with the terms of this Agreement and shall continue for an initial period of two (2) years and one day following the Effective Date (the “Initial Term”), unless earlier terminated pursuant to Section 5 hereof. Upon the end of the Initial Term, the term of this Agreement shall automatically renew for one successive two-year period (the “Renewal Term”) unless the Company provides written notice to the Executive of its intention to not renew this Agreement at least 60 days prior to the end of the Initial Term or the Renewal Term, as applicable, or the Executive provides written notice to the Company of his intention to not renew this Agreement at least 60 days prior to the end of the Initial Term or the Renewal Term. For purposes of this Agreement, the “Employment Term” shall mean the Initial Term and the Renewal Term, in each case subject to early termination in accordance with Section 5 hereof.

2.             Position and Duties; Exclusive Employment; No Conflicts.

(a)               Position and Duties; Exclusive Employment. During the Employment Term, Executive shall serve as an employee of the Company and as Chief Executive Officer of the Parent and Chairman of the board of directors (the “Board”) of Parent, reporting directly to the Board and shall have such duties, authority, and responsibility as shall be assigned and determined from time to time by the Board, including duties and responsibilities for the Company, Parent, any future parent of the Company, and each of their current and future subsidiaries and affiliates (collectively referred to herein as the “Company Group”). Executive shall perform those duties and have those authorities commensurate with the position of Chief Executive Officer. During the Employment Term, Executive shall (i) perform Executive’s duties and responsibilities hereunder faithfully and to the best of Executive’s abilities in a diligent manner and in accordance with the Company Group’s policies and applicable law, (ii) use Executive’s commercially reasonable best efforts to promote the success of the Company Group, and (iii) not do anything, or permit anything to be done at Executive’s direction, that is intended to be inconsistent with Executive’s duties to the Company Group or opposed to the best interests of the Company Group or which is a conflict of interest, in each case, subject to applicable law. Notwithstanding the foregoing, Executive may (i) engage in religious, charitable or other community activities, (ii) actively manage Executive’s personal investments and affairs, which may occur during business hours, including by serving as a member of the board of directors of any company in which Executive personally invests; and (iii) continue the outside activities set forth on Exhibit A hereto, provided that the outside activities described in clauses (i) through (iii) shall not, individually or in the aggregate, interfere with Executive’s performance of Executive’s duties to Company Group. Any other outside business activities not described herein shall require the prior written approval of the Board (or a duly authorized committee thereof), which approval will not be unreasonably withheld, conditioned or delayed.

(b)               Principal Office. Executive’s principal office will be located in Boca Raton, FL but Executive will be expected to travel extensively on behalf of the Company.

(c)               No Conflict. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement, and that the execution, delivery and performance of this Agreement by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound, including any obligations with respect to non-competition, non-solicitation, or proprietary or confidential information of any other person or entity.

3.           Compensation; Benefits. In consideration for the services to be provided by the Executive and the other premises and covenants set forth herein, the Company agrees to compensate the Executive as follows:

(a)               Base Salary. From the Effective Date, the Company shall pay to Executive an annual base salary of $750,000 (as the same may be increased from time to time, the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s customary payroll practices and procedures, but in no event less frequently than monthly. On each anniversary of the Effective Date, the Base Salary shall be increased by an additional $100,000 per year.

(b)               Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual bonus for each fiscal year or portion thereof during which the Executive has been employed hereunder, with the minimum amount of the target bonus to be no less than one hundred percent (100%) of the Base Salary  (the “Annual Bonus”), (such target bonus amount to be reviewed by the of the compensation committee of the Board on an annual basis for increases but not decreases). The actual amount of any Annual Bonus earned by Executive shall be at the discretion of the Board; provided that in no event shall such Annual Bonus be less than the target. The Annual Bonus shall be paid in cash and shall be paid in no event later than two-and-a-half months following the end of the fiscal year in which the Annual Bonus relates.

(c)               Welfare Benefit Plans. During the Employment Term, Executive shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company or its affiliates for similarly situated executives of the Company employed in the United States, subject in each instance to the terms and conditions of such plans, practices, policies and programs. The Company reserves the right to amend or terminate its employee benefit plans at any time.

(d)               Expenses. During the Employment Term, Executive shall be entitled to reimbursement of all documented reasonable business expenses incurred by Executive in accordance with past practices related to the Executive’s prior travel and expense activities. In addition, Executive shall be entitled to reimbursement of all documented legal fees incurred by Executive related to the negotiation of this Agreement and the agreements and documents referred to herein. To the extent that any reimbursement of expenses under this Section 3(d) constitutes “deferred compensation” under Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder (as amended, the “Code” and such section of the Code, “Code Section 409A”), such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(e)               Vacation. During the Employment Term, Executive shall be entitled to time off as needed, subject to the business needs of the Company and the Parent.

(f)              Equity Compensation. During the Employment Term, Executive shall be eligible to receive an annual equity-based compensation award (an “LTI Award”) from the Parent, subject to compliance with Applicable Securities Laws (as hereinafter defined). During the Initial Term, the LTI Awards shall be as follows: (i) on or before July 30, 2022, Parent shall grant Executive an option to purchase three million (3,000,000) subordinate voting shares in Parent (“Shares”) (the “2021 LTI Award”); and (ii) on or before January 1, 2023, Parent shall grant Executive an option to purchase three million (3,000,000) Shares (the “2022 LTI Award”). During the Renewal Term(s) (if applicable), the LTI Awards shall be as follows: (i) on or before January 1, 2024 Parent shall grant Executive an option to purchase three million (3,000,000) Shares (the “2023 LTI Award”); on or before January 1, 2025, Parent shall grant Executive an option to purchase three million (3,000,000) Shares (the “2024 LTI Award”); and (ii) on or before January 1, 2026, Parent shall grant Executive an option to purchase three million (3,000,000) Shares (the “2025 LTI Award”), in each case, except as otherwise provided in Section 5 hereof, subject to Executive’s continued service with the Company through each grant date. The LTI Awards shall be granted under Parent’s 2019 Equity Incentive Plan, as amended (the “Equity Plan”), and shall be evidenced by an option agreement setting forth the terms and conditions of the LTI Award, which shall generally be consistent with the terms set forth herein and shall provide for a five-year post termination exercise period. Each LTI Award shall have an exercise price per Share equal to the Fair Market Value (as such term is defined in the Equity Plan) of a Share on the LTI Award grant date. The LTI Awards shall be subject to time-based vesting as set forth in Exhibit B attached hereto; provided, however, all LTI Awards shall be subject to vesting in accordance with Sections 5 and 7 hereto. All Share numbers in this Section 3(f) referencing an LTI Award that has not yet been granted at the time of any “Capitalization Adjustment” shall be equitably adjusted by the Board to reflect any “Capitalization Adjustment”, as such term is defined in the Equity Plan, and the Board’s good faith action with respect to such adjustment shall be final, binding and conclusive. In the event there is an insufficient number of Shares available under the Equity Plan to make an LTI Award to Executive on any date Executive is otherwise eligible to receive an LTI Award, Executive and Parent pledge to negotiate in good faith to provide Executive with economically equivalent compensation in an alternative form.

(g)               Director and Officer Indemnification. During the Employment Term and thereafter, the Company shall, to the fullest extent permitted by law, promptly indemnify Executive against all costs, charges, losses, expenses and liabilities (including, but not limited to, reasonable attorneys’ fees and costs incurred in defending legal proceedings) incurred by Executive in connection with any actual, threatened or reasonably anticipated claim, suit, action or proceeding arising in connection with the execution, discharge or exercise of Executive’s duties as an officer or director of the Company or any member of the Company Group and/or the exercise of Executive’s powers in Executive’s capacity as an officer or director of the Company or any member of the Company Group or otherwise in relation thereto (including, without limitation, any regulatory filings and licenses required for the business of the Company Group). Such expenses shall be promptly advanced to Executive to the fullest extent permitted by law. The Company shall also provide and maintain directors’ and officers’ liability insurance coverage for Executive’s benefit during Executive’s service with the Company or any member of the Company Group in any capacity and for a period six years thereafter, provided that such coverage shall be no less favorable than the coverage provided to other members of the Board. The Company shall also assist the Executive in preparing and filing any applicable regulatory filings for the Company Group and shall reimburse the Executive for any expenses incurred by the Executive with respect thereto. Any amount payable pursuant to this Section 3(g) shall be paid to Executive as soon as practicable but, in any event no later than two-and-a-half months following the end of the fiscal year in which a right to payment arises.

(h)               Withholding Taxes. All forms of compensation paid or payable to Executive, whether under this Agreement or otherwise, are subject to reduction to reflect applicable withholding and payroll taxes pursuant to any applicable law or regulation

4.             Piggyback Registration.

(a)               In the event that Parent proposes to conduct for its own account a registered offering for cash of Shares or other voting equity securities or files a registration statement or registration statements therefor under Applicable Securities Laws (as defined below), other than a registration statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into voting equity securities of the Company, or (iv) for a dividend reinvestment plan, Executive shall have the right, subject to the Board’s good faith discretion described below, to include as part of such registration, up to a pro rata portion of Executive’s fully-diluted vested equity securities in the Parent in such registered offering and any applicable registration statement filed for the purpose thereof. Notwithstanding the foregoing, the Executive’s right to participate in any such registered offering and the number of Executive’s equity securities in the Parent that may be offered thereunder, if any, shall be subject to the Board’s good faith discretion, and in the event that the Board determines (including upon the good faith advice of any managing underwriter(s) for such offering), that the dollar amount or number of equity securities that Parent desires to sell, taken together with Executive’s equity securities in Parent that Executive desires to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, then the Board may reduce the number of Executive’s equity securities in Parent that may be included in such offering by the minimum amount necessary to avoid such adverse consequences.

(b)               In connection with any registration statement in which Executive is participating, Executive shall furnish (or cause to be furnished) to Parent in writing such information as Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify Parent, its directors, officers, agents and employees, each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from (i) information furnished by or on behalf of Executive in writing, for specific inclusion in such registration statement or that relates to Executive or Executive’s proposed method of distribution of registered securities and was reviewed and approved in writing by Executive expressly for use in such registration statement or (ii) sales by Executive of registered securities after Parent has advised Executive in writing that such registration statement may no longer be used due to a material misstatement or omission.

(c)               In order to participate in any underwritten offering or other offering for equity securities of Parent pursuant to a registration initiated by Parent hereunder, Executive (and any applicable affiliate participating in the offering) (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by Parent and (ii) agrees to complete and execute all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements; provided that Executive shall only be subject to the lock-up restrictions set forth in any such agreements if the directors and officers of Parent are subject to a similar obligation and the length of any lock-up obligation for Executive shall be no longer than the shortest lock-up of any such directors and officers.

(d)               For purposes of this Agreement, the term “Applicable Securities Laws” means all applicable securities laws of the United States and/or Canada, including without limitation, the Securities Act, the Exchange Act and any blue sky or other state securities laws in the United States, and the applicable rules and regulations of the Canadian Securities Exchange and/or any other United States or Canadian stock exchange on which the Parent’s equity securities are then listed or traded.

5.            Termination. This Agreement and Executive’s employment with the Company may be terminated in accordance with any of the following provisions.

(a)               Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate Executive’s employment and this Agreement without Cause (as defined in Section 5(f)) by providing written notice to the Executive at least forty-five (45) days prior to the effective date of termination (the “Notice Period”). During the Notice Period, Executive shall continue to perform the duties of Executive’s position and the Company shall continue to compensate Executive as set forth herein. Notwithstanding the foregoing, the Company will have the option of requiring Executive to immediately vacate the Company’s premises and cease performing Executive’s duties hereunder. If the Company so elects this option, then the Company will be obligated to compensate the Executive for the duration of the Notice Period. In the event Company terminates Executive’s employment and this Agreement without Cause (or by election not to renew for the Renewal Term pursuant to Section 1 hereof) or the Executive terminates his employment with the Company for Good Reason (as defined in Section 5(f)), the Company shall provide the Executive with the following, subject to the Executive executing a general release of all claims in a form mutually agreeable to Executive and the Company , which Executive and the Company mutually pledge to negotiate in good faith and agree to no later than July 30, 2022, that becomes final, binding and irrevocable no more than fifty-five (55) days after Executive’s termination of employment (“Release”) (i) the grant of the LTI Award for the fiscal year of termination that would have otherwise been granted by the end of the fiscal year; (ii) full vesting as of the date of termination of all the Executive’s outstanding equity-based awards of Parent (including the LTI Awards, including those referenced in clause (i)) and (iii) a one-time lump sum payment equal to five million dollars ($5,000,000) (clause (iii), the Severance Payments”). The Severance Payments shall be made within five (5) business days after the expiration of the applicable revocation period with respect to such Release; provided that if Executive’s employment is terminated on or after November 1 of any taxable year and prior to January 1 of the following taxable year, if necessary to comply with Code Section 409A, such Severance Payment shall not be paid to Executive until the beginning of the taxable year following the taxable year in which Executive’s employment is terminated but shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive's termination and ending on the Severance Payment date as if no delay had been imposed. In the event the LTI Award described in clause (i) above cannot be granted in compliance with Applicable Securities Laws, Executive and Parent pledge to negotiate in good faith to provide Executive with economically equivalent compensation in an alternative form.

(b)               Termination by Executive without Good Reason. Executive may terminate his employment and this Agreement without Good Reason by providing written notice to the Company at least thirty (30) days prior to the effective date of termination (the “Executive Notice Period”). During the Executive Notice Period, Executive shall continue to perform the duties of Executive’s position and the Company shall continue to compensate Executive as set forth herein. Notwithstanding the foregoing, the Company will have the option of requiring Executive to immediately vacate the Company’s premises and cease performing Executive’s duties hereunder. If the Company so elects this option, then the Company will be obligated to compensate the Executive for the duration of the Executive Notice Period.

(c)               Termination by the Company for Cause. The Company may terminate Executive’s employment and this Agreement for Cause, which shall be effective upon delivery by the Company of written notice to Executive of such termination.

(d)               Death of Executive. Executive’s employment and this Agreement shall terminate automatically upon the date of Executive’s death. In the event of a termination due to death and Executive’s estate signs the Release, Executive’s estate, shall be entitled to the following payments and benefits: (i) a lump sum payment of a pro rata portion of the Annual Bonus in respect of the fiscal year in which such termination occurs based on the number of days elapsed in such year through the effective date of Executive’s termination of employment (the “Pro Rata Bonus Payment”); (ii) a lump-sum cash payment in an amount equal to the monthly COBRA premiums that Executive would be required to pay to continue group health coverage as in effect on the date of his termination for himself and, if applicable, his eligible covered dependents for a period of eighteen (18) months following the Executive’s termination of employment, which payment shall be made regardless of whether Executive or his dependent elects COBRA continuation coverage (the “COBRA Equivalent Payment”); and (iii) full vesting on the date of death of all outstanding equity-based awards of Parent (including all LTI Awards), subject to compliance with Applicable Securities Laws, (clauses (i) through (ii) collectively, the “Separation Payments”). The Separation Payments shall be made within five (5) business days after the expiration of the applicable revocation period with respect to such Release; provided that if Executive’s employment is terminated on or after November 1 of any taxable year and prior to January 1 of the following taxable year, if necessary to comply with Code Section 409A, such Separation Payment shall not be paid to Executive’s estate until the beginning of the taxable year following the taxable year in which Executive’s employment is terminated but shall include all amounts that would otherwise have been paid to the Executive’s estate during the period beginning on the date of the Executive's termination and ending on the Separation Payment date as if no delay had been imposed.

(e)               Disability of Executive. This Agreement shall be terminated upon thirty (30) days’ written notice by Company to Executive that Company has made a good faith determination that Executive has a Disability (as defined in Section 5(f)). In the event of a termination due to Disability and Executive signs the Release, Executive, shall be entitled to the Separation Payments which shall be paid within five (5) business days after the expiration of the applicable revocation period with respect to such Release; provided that if Executive’s employment is terminated on or after November 1 of any taxable year and prior to January 1 of the following taxable year, if necessary to comply with Code Section 409A, such Separation Payment shall not be paid to Executive until the beginning of the taxable year following the taxable year in which Executive’s employment is terminated but shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive's termination and ending on the Separation Payment date as if no delay had been imposed.

(f)            Definitions. The terms set forth below have the following meanings, except where otherwise expressly indicated:

(i)             “Cause” shall mean, with respect to Executive, one or more of the following: (A) commission of a felony or other crime involving moral turpitude that has been fully adjudicated including all appeals during Executive’s employment with the Company; provided, that for the sake of clarity, no action or inaction by Executive that may be considered a violation of any U.S. federal law prohibiting the sale of cannabis products shall be grounds for any termination by the Company for Cause; or (B) a breach of any applicable fiduciary duty with respect to the Company based on Executive’s gross negligence or willful misconduct.

(ii)           “Change of Control” means the occurrence of any one of the following:

(A)             any one person (or more than one person acting as a group) other than any trustee or other fiduciary holding securities of the Parent under an employee benefit plan of the Parent, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent, directly or indirectly acquires equity securities representing more than 50% of the combined voting power or fair market value of the Parent’s then outstanding equity securities;

(B)              the consummation of a reorganization, merger, statutory share exchange, consolidation, amalgamation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the persons who were the beneficial owners of the Parent’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power and fair market value of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Parent’s voting securities immediately prior to such Business Combination;

(C)              any one person (or more than one person acting as a group) acquires all or substantially all of the assets of the Parent within any twelve (12) consecutive month period; or

(D)             individuals who, as of the Effective Date, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office in connection with a Business Combination or as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the forgoing, if necessary to comply with Code Section 409A, none of the foregoing events shall constitute a Change of Control of the Parent unless such event also constitutes a change in ownership of the Parent within the meaning of Treasury Regulation Section 1.409A- 3(i)(5)(v), a change in the effective control of the Parent within the meaning of Treasury Regulation Section 1.409A- 3(i)(5)(vi) or a change in ownership of a substantial portion of the assets of the Parent within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(iii)            “Disability” means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(iv)             “Good Reason” means (i) the assignment to Executive of any duties materially inconsistent with his position, including any change in status, title, authority, duties or responsibilities or other action which results in a material diminution in such status, title, authority, duties or responsibilities; (ii) a material reduction in Executive’s Base Salary by the Company; (iii) the relocation of Executive’s principal office to a location more than fifty (50) miles from his then current principal office; or (iv) beginning during the 2023 fiscal year, Executive finds a replacement for his position and such replacement is approved by the Board.

6.             Payments of Accrued Obligations Upon Termination. In the event that Executive’s employment with the Company terminates for any reason, the Company’s obligation to compensate Executive shall in all respects cease as of the date of termination, except that the Company shall pay to Executive through the date of termination (i) any accrued but unpaid Base Salary, (ii) any unpaid Annual Bonus for the year prior to the year of termination; (iii) any payments Executive is entitled to receive pursuant to Section 3, and (iv) any rights or payments that are vested benefits or that Executive is otherwise entitled to receive at or subsequent to the date of termination of employment under any benefit plan or any other contract or agreement with the Company, which shall be payable in accordance with the terms of such benefit plan, contract or agreement, except as explicitly modified by this Agreement, including, without limitation, any of Executive’s business expenses that are reimbursable, but have not been reimbursed as of the date of termination of employment (the “Accrued Obligations”). The Company shall pay to Executive (or to Executive’s estate in the event of Executive’s death), the Accrued Obligations (other than the Severance Payments described in Section 5(a) and Separation Payments described in Section 5(c)) within thirty (30) days after the date of termination of Executive’s employment with the Company.

7.            Change in Control Benefits. In the event of a Change in Control during the Employment Term, the Company shall provide the Executive with: (i) a one-time lump sum payment equal to five million dollars ($5,000,000); (ii) a grant of the LTI Award that would have otherwise been granted during the fiscal year of the Change in Control, which shall be granted immediately prior to such Change in Control subject to compliance with Applicable Securities Laws; and (iii) full vesting of all the Executive’s outstanding equity-based awards of Parent (including all LTI Awards, including those referenced in clause (ii)) subject to compliance with Applicable Securities Laws.

8.             Non-Disclosure of Confidential Information.

(a)               Confidential Information. Executive acknowledges that in the course of Executive’s employment with the Company, Executive will be provided with, have access to, access, use, and develop Confidential Information (as defined herein) of the Company Group. For purposes of this Agreement, “Confidential Information” shall mean and include all information, whether written or oral, tangible or intangible (in any form or format), of a private, secret, proprietary or confidential nature, of or concerning the Company Group or the business or operations of the Company Group, including without limitation: any trade secrets or other confidential or proprietary information which is not publicly known or generally known in the industry; the identity, background, and preferences of any current or prospective clients, investors, distributors, suppliers, vendors, referral sources, and business affiliates; pricing and financial information; current and prospective client, investor, distributor, supplier, or vendor lists and leads; proposals with prospective clients, investors, distributors, suppliers, vendors, or business affiliates; contracts with clients, investors, distributors, suppliers, vendors or business affiliates; marketing plans; brand standards guidelines; proprietary computer software and systems; marketing materials and information; operating and business plans and strategies; research and development; policies and manuals; personnel information of employees that is private and confidential; any information related to the compensation of employees, consultants, agents or representatives of Company Group; sales and financial reports and forecasts; any information concerning any product, technology or procedure employed by Company Group but not generally known to its current or prospective clients, investors, distributors, suppliers, vendors or competitors, or under development by or being tested by Company Group; any inventions, innovations or improvements covered by Section 11 hereof; and private information concerning planned or pending acquisitions or divestitures. Notwithstanding the foregoing, the term Confidential Information shall not include information which (A) becomes available to Executive from a source other than Company Group or from third parties with whom Company Group is not bound by a duty of confidentiality, or (B) becomes generally available or known in the industry other than as a result of its disclosure by Executive.

(i)                 During the course of Executive’s employment with Company, Executive agrees to use Executive’s commercially reasonable best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by Company Group to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person.

(ii)              Executive agrees that all Confidential Information shall be Company Group’s sole property during and after Executive’s employment with Company. Executive agrees that Executive will not remove any hard copies of Confidential Information from Company Group’s premises, will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media or cloud storage (except as necessary in the performance of Executive’s duties for Company Group and for Company Group’s benefit), and will not print hard copies of any Confidential Information that Executive accesses electronically from a remote location (except as necessary in the performance of Executive’s duties for Company Group and for Company Group’s benefit).

(iii)            Other than as contemplated in Section 8(a)(iv) below, in the event that Executive becomes legally obligated to disclose any Confidential Information to anyone other than to Company Group, Executive will provide Company with prompt written notice thereof so that Company may seek a protective order or other appropriate remedy and Executive will cooperate with and assist Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that Company waives compliance with the provisions of this Section 8(a)(iii) to permit a particular disclosure, Executive will furnish only that portion of the Confidential Information which Executive is legally required to disclose.

(iv)             Nothing in this Agreement shall be construed to prohibit Executive from: filing a charge or participating in any investigation or proceeding conducted by any federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(b)               Restrictions On Use And Disclosure Of Confidential Information. At all times during Executive’s employment with the Company and for two (2) years after Executive’s employment with Company terminates, regardless of the reason for termination, Executive agrees: (i) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Confidential Information, except as necessary in the performance of Executive’s duties for Company Group and for Company Group’s benefit; (ii) not to make, or cause to be made, copies (in any form or format) of the Confidential Information, except as necessary in the performance of Executive’s duties for Company Group and for Company Group’s benefit; and (iii) to promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use of the Confidential Information or disclosure of the Confidential Information to any unauthorized person about which Executive becomes aware. The restrictions contained in this Section 7(b) also apply to Confidential Information developed by Executive during Executive’s employment with the Company, which are related to the Company Group or to the Company Group’s successor or assigns, as such information is developed for the benefit of and ownership of the Company Group and all rights and privileges to such information or derivative works, including but not limited to trademarks, patents and copyrights remain with the Company Group.

(c)               Third Party Information. Executive acknowledges that during the course of Executive’s employment with the Company, Executive may receive or have access to, confidential or proprietary information belonging to third parties (“Third Party Information”). During the Employment Term and thereafter, Executive agrees: (i) to hold the Third Party Information in the strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Third Party Information to any unauthorized person, and follow all of the Company’s policies regarding protecting the Third Party Information; (ii) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Third Party Information, except as necessary in the performance of Executive’s duties for Company Group; (iii) not to make, or cause to be made, copies (in any form or format) of the Third Party Information, except as necessary in the performance of Executive’s duties for Company Group or as compelled by subpoena or other legal order or process; and (iv) to promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use of the Third Party Information or disclosure of the Third Party Information to any unauthorized person about which Executive becomes aware.

(d)               Return of Confidential Information and Property. Upon termination of Executive’s employment with the Company, notwithstanding the reason or cause of termination, and at any other time upon written request by the Company, Executive shall promptly return to the Company all originals, copies, or duplicates, in any form or format (whether paper, electronic or other storage media), of the Confidential Information and the Third Party Information, as well as any and all other documents, computer discs, computer data, equipment, and property of the Company Group (including, but not limited to, cell phones, credit cards, and laptop computers if they have been provided to Executive), relating in any way to the business of the Company Group or in any way obtained by Executive during and in the course of Executive’s employment with the Company. Executive further agrees that after termination of Executive’s employment with the Company, Executive shall not knowingly retain any copies, notes, or abstracts in any form or format (whether paper, electronic or other storage media) of the Confidential Information, the Third Party Information, or other documents or property belonging to the Company Group unless otherwise required by law or any applicable regulatory guidance.

9.           Non-Competition; Non-Solicitation. The Company recognizes the Executive’s personal good will is crucial to the viability and increased profitability of the Company Group and as a result this provision is a material component in this Agreement.

(a)               Non-Competition. Executive acknowledges the highly competitive nature of Company Group’s business and, in consideration of Executive’s employment with the Company, access to the Confidential Information, the payment of the Base Salary, grant of equity-based compensation awards, eligibility for Severance Payments pursuant to Section 5(a), Separation Payments pursuant to Section 5(b), and the Change in Control benefits described in Section 7, and any other benefits by Company to Executive pursuant to the terms hereof (which Executive acknowledges is sufficient to justify the restrictions contained herein), Executive agrees that during the Employment Term and for eighteen (18) months from the date of termination of Executive’s employment with Company for any reason, Executive will not engage, directly or indirectly, as a principal, officer, agent, employee, director, member, partner, stockholder (other than as the passive holder of less than ten percent (10%) of the outstanding stock of a publicly-traded corporation), independent contractor, or through the investment of capital, lending of money or property, rendering of consulting services or advice, or in any other capacity, whether with or without compensation or other remunerations, in the Restricted Business (as hereinafter defined) anywhere within the anywhere within the Restricted Area (as hereinafter defined). For purposes of this Agreement, the “Restricted Area” is the United States. For purposes of this Agreement, “Restricted Business” shall mean the multi-state operator business of cultivating, manufacturing, processing, packaging, purchasing, distributing, dispensing, and selling cannabis and hemp products; provided, such business has a market capitalization of at least $500,000,000.

(b)               Non-Solicitation of Business Opportunities. Executive agrees that during the Employment Term and for two (2) years from the date of termination of Executive’s employment with Company for any reason, Executive shall not, for Executive’s own benefit or on behalf of any other person or entity (other than the Company Group), directly or indirectly through another person or entity: (i) divert existing business opportunities related to the Restricted Business to some person or entity engaged in the Restricted Business (other than for the Company Group); or (ii) aid or assist any other person, business, or entity to do any of the aforesaid prohibited acts. The restriction created by this Section 9(b) is limited to existing and prospective business opportunities of the Company Group with whom Executive had material contact or business dealings during Executive’s employment with the Company.

(c)               Non-Solicitation of Employees, Consultants, and Independent Contractors. Executive agrees that during the Employment Term and for two (2) years from the date of termination of Executive’s employment with Company for any reason, including upon expiration of the Employment Term, Executive will not, directly or indirectly (in any capacity, on Executive’s own behalf or on behalf of any other person or entity): (i) solicit, request, induce or encourage any individual who was an employee, consultant, or independent contractor of the Company Group at the time of Executive’s termination of employment with the Company to terminate their employment, to cease to be engaged by the Company Group, and/or to terminate or reduce their business relationship with the Company Group; or (ii) hire, employ, or offer to hire or employ any individual who was an employee, consultant, or independent contractor of the Company Group (other than for the Company Group) at the time of Executive’s termination of employment with the Company; provided, however this subsection (ii) shall only apply for up to a maximum of six (6) months after such employee, consultant or independent contractor leaves the service of the Company Group and shall not apply to non-targeted solicitations or search inquiries, open notices or general media advertisements or to any employees who are classified as exempt under the U.S. Fair Labor Standards Act.

(d)               Scope of Restrictive Covenants. Company and Executive recognize and agree that the Company Group conducts business operations and generates revenues from clients throughout the Restricted Area. Executive acknowledges that the Company Group would be greatly damaged if Executive took action that would violate the restrictive covenants of this Section 9 anywhere in the Restricted Area. Accordingly, Company and Executive agree that the restrictive covenant provisions contained in this Section 9 are applicable to the Restricted Area, and Executive shall be prohibited from violating the terms of this Section 9 from any location anywhere in the Restricted Area. The Parties acknowledge and agree that the scope of the restrictive covenants in this Section 9 shall not prevent Executive from engaging in the practice of law in the Restricted Business or otherwise.

(e)               Reasonableness of Restrictive Covenants. Executive agrees and acknowledges that to assure the Company that the Company Group will retain the value of its operations, it is necessary that the Executive abide by the restrictions set forth in this Agreement. Executive further agrees and acknowledges that during the Employment Term, Executive will be engaged in, obtain Confidential Information about, and have operational duties and responsibilities in connection with, all aspects of the Restricted Business. Executive further agrees that the promises made in this Agreement are reasonable and necessary for protection of the Company Group’s legitimate business interests including, but not limited to: the Confidential Information; client good will associated with the specific marketing and trade area in which the Company Group conducts its business; the Company Group’s substantial relationships with prospective and existing clients, investors, distributors, vendors, and suppliers; and a productive and competent and undisrupted workforce. Executive agrees that the restrictive covenants in this Agreement will not prevent Executive from earning a livelihood in Executive’s chosen business, they do not impose an undue hardship on Executive, and that they will not injure the public.

10.          Mutual Non-Disparagement. Executive agrees that at all times during and after the Employment Term, Executive will not engage in any conduct that is injurious to the reputation or interests of the Company Group, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about the Company Group, any of the shareholders, members, directors, officers, employees, investors, or agents of the Company Group, or the Company Group’s operations, financial condition, prospects, products or services. The Company agrees that at all times during and after the Employment Term, the officers and directors of the Company Group will not engage in any conduct that is injurious to the reputation or interests of the Executive, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about the Executive or Executive’s affiliates, partners or any of Executive’s new business enterprises. However, nothing in this Agreement shall prohibit Executive or the Company from: exercising protected rights under Section 7 of the National Labor Relations Act; filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer any law, rule, or regulation; testifying truthfully in any forum or before any government agency responsible for enforcing any law, rule, or regulation; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation.

11.          Intellectual Property.

(a)               Work Product Owned By Company. Executive agrees that the Company or the applicable member of the Company Group (each individually the “Assigned Party”) is and will be the sole and exclusive owner of all ideas, inventions, discoveries, improvements, designs, plans, methods, works of authorship, deliverables, writings, brochures, manuals, know-how, method of conducting its business, policies, procedures, products, processes, software, or any enhancements, or documentation of or to the same and any other work product in any form or media that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Executive’s employment for the Assigned Party and with the use of the Assigned Party’s time, materials or facilities, and is in any way related or pertaining to or connected with the present or anticipated business, products or services of the Assigned Party whether produced during normal business hours or on personal time (collectively, “Work Products”).

(b)               Definition of Intellectual Property. “Intellectual Property” means any and all (i) copyrights and other rights associated with works of authorship, (ii) trade secrets and other confidential information, (iii) patents, patent disclosures and all rights in inventions (whether patentable or not), (iv) trademarks, trade names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (v) all other intellectual and industrial property rights of every kind and nature throughout the world and however designated, whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in effect.

(c)               Assignment. Executive acknowledges Executive’s work and services provided for the Assigned Party and all results and proceeds thereof, including, the Work Products, are works done under Company Group’s direction and control and have been specially ordered or commissioned by the Company Group. To the extent the Work Products are copyrightable subject matter, they shall constitute “works made for hire” for the Company Group within the meaning of the Copyright Act of 1976, as amended, and shall be the exclusive property of the Assigned Party. Should any Work Product be held by a court of competent jurisdiction to not be a “work made for hire,” and for any other rights, Executive hereby assigns and transfers to Assigned Party, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Products, including but not limited to all Intellectual Property pertaining thereto, and in and to all works based upon, derived from, or incorporating such Work Products, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement. Executive hereby waives and further agrees not to assert Executive’s rights known in various jurisdictions as moral rights and grants the Company Group the right to make changes, as the Company Group deems necessary, in the Work Products.

(d)               License of Intellectual Property Not Assigned. Notwithstanding the above, should Executive be deemed to own or have any Intellectual Property that is used, embodied, or reflected in the Work Products, Executive hereby grants to the Company Group, its successors and assigns, the non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed the Work Products and Intellectual Property.

(e)               Maintenance; Disclosure; Execution; Attorney-In-Fact. Executive will, at the request and cost of the Assigned Party, sign, execute, make and do all such deeds, documents, acts and things as the Assigned Party and their duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Assigned Party alone (unless the Assigned Party otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same. In the event the Assigned Party is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Assigned Party and its duly authorized officers and agents as Executive’s agent and attorney-in-fact (which designation and appointment shall be (i) deemed coupled with an interest and (ii) irrevocable, and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Executive.

(f)                Executive’s Representations Regarding Work Products. Executive represents and warrants that all Work Products that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of performing Executive’s duties for Assigned Party under this Agreement are (i) original or an improvement of the Assigned Party’s prior Work Products and (ii) do not include, copy, use, or infringe any Intellectual Property rights of a third party.

(g)               Transfer of State Licenses. For the avoidance of doubt, following the Employment Term, Executive will cooperate diligently with the members of the Company Group to transfer any and all state licenses related to the conduct of the Company Group’s business that were obtained in Executive’s name into the name of such member of the Company Group as requested by the Board and the Company Group shall work diligently to effectuate the transfer of such state licenses in a timely manner following the Employment Term.

12.                 Cooperation. During the Employment Term and thereafter, Executive will cooperate with all reasonable requests by the Company Group for assistance in connection with any investigations or legal proceedings involving the Company Group, including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed; provided, however, that the foregoing shall not apply to any investigation or legal proceeding involving disputes between Executive and the Company Group arising under this Agreement or any other agreement. In no event shall Executive’s cooperation materially interfere with his services for a subsequent employer or other similar service recipient. The Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 12 upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 12.

13.                 Severability; Independent Covenants. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced as modified; provided, that no severance shall be effective if it materially changes the economic benefit of this Agreement to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects, to the extent possible, the same economic, business or other purposes of the invalid, illegal or unenforceable provision. If, moreover, any part of this Agreement is for any reason held too excessively broad as to time, duration, geographic scope, activity, or subject, it is the intent of the parties that this Agreement shall be judicially modified by limiting or reducing it so as to be enforceable to the extent compatible with the applicable law. Except as otherwise provided in this Agreement, the existence of any claim or cause of action of Executive against the Company Group (or against any member, shareholder, director, officer, or employee thereof), whether arising out of the Agreement or otherwise, shall not constitute a defense to: (i) the enforcement by the Company Group of any of the restrictive covenants contemplated by this Agreement; or (ii) the Company Group’s entitlement to remedies hereunder. Executive’s obligations under this Agreement are independent of any of the Company Group’s obligations to the Executive.

14.                 Remedies for Breach. Executive acknowledges and agrees that it would be difficult to measure the damages to the Company Group from any breach or threatened breach by Executive of this Agreement, including but not limited to Sections 8, 9,10 or 11 hereof; that injury to the Company Group from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive breaches or threatens to breach any of the promises contained in this Agreement, the Company Group shall, in addition to all other remedies it may have (including monetary remedies), be entitled to seek an injunction and/or equitable relief, on a temporary or permanent basis, to restrain any such breach or threatened breach without showing or proving any actual damage to the Company Group. Nothing herein shall be construed as a waiver of any right the Company Group may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive.

15.                 Attorneys’ Fees and Costs. In any action brought to enforce or otherwise interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party to the action or proceeding, including through settlement, judgment and/or appeal.

16.                 Assignment; Third-Party Beneficiaries. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to (i) any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the Company’s stock or assets, or (ii) any affiliate or future affiliate of the Company, and such assignment by Company pursuant to this Section 16 shall automatically, and without any further action required by the Parties, relieve the assignor Company (and discharge and release the assignor Company) from all obligations and liabilities under or related to this Agreement (all such obligations and/or automatically liabilities assumed by the assignee Company). This Agreement shall be binding upon and inure to the benefit of any successor or assigns of Company. Executive may not assign this Agreement without the written consent of the Company. Executive agrees that each member of the Company Group is an express third-party beneficiary of this Agreement, and this Agreement, including the restrictive covenants and other obligations set forth in Sections 8, 9, 10 and 12 hereof, are for each such member’s benefit. Executive expressly agrees and consents to the enforcement of this Agreement, including but not limited to the restrictive covenants and other obligations in Sections 8, 9, 10 and 12 hereof, by any member of the Company Group as well as by the Company Group’s future affiliates, successors and/or assigns.

17.                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

18.                 Jurisdiction; Venue. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Palm Beach County, Florida over any suit, action or proceeding arising out of or relating to this Agreement. Service of any process, summons, notice or document by U.S. registered mail sent to the address of any Party for receipt of notices hereunder as provided in Section 25 hereof shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction a Party is or may be subject, by suit upon such judgment.

19.                 Mutual Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY CAUSE OF ACTION, CLAIM, RIGHT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

20.                 Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Executive’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

21.                 Survival. Executive’s post-termination obligations and the Company Group’s post-termination rights under Sections 8 through 19 of this Agreement and the obligations of the Company Group under Sections 3(f) and (g) and Sections 5 through 7 shall survive the termination of this Agreement and the termination of Executive’s employment with the Company regardless of the reason for termination; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the parties.

22.                 Independent Advice. Executive acknowledges that the Company has provided Executive with a reasonable opportunity to obtain independent legal advice with respect to this Agreement and, particularly, to understand and acknowledge the restrictions being placed on Executive pursuant to Sections 8-15 of this Agreement, and that Executive has had such independent legal advice prior to executing this Agreement.

23.                 Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

24.                 Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of such amendment, supplement, or modification is sought.

25.                 Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given: (a) upon delivery, if delivered by hand; (b) three business (3) days after the date of deposit in the mail, postage prepaid, if mailed by certified U.S. mail; or (c) on the next business day, if sent by prepaid overnight courier service. If not personally delivered by hand, notice shall be sent using the addresses set forth below or to such other address as either party may designate by written notice to the other:

If to the Executive: at the Executive’s most recent address on the records of the Company.

with copies (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, FL 33131

Attn: Leanne M. Reagan, Esq.

If to the Company, to:

JGMT, LLC

1800 NW Corporate Blvd., Suite 200

Boca Raton, FL 33431

Attn: Tobi Lebowitz, Esq.

26.                 Code Section 409A Compliance. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Code Section 409A, and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. Executive shall have no duties following the termination of Executive’s employment with the Company that are inconsistent with Executive having had a “separation from service” within the meaning of Section 409A. If the Executive is a “specified employee” (as determined in accordance with Section 409A), then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section does not constitute a “deferral of compensation” within the meaning of Code Section 409A and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) payment of any tax reimbursements or gross-ups under this Agreement must be made by no later than the end of the taxable year of the Executive following the taxable year of the Executive in which the Executive remits the related taxes.

27.                 Excess Parachute Excise Tax.

(a)                  If any payment or other benefit (including any acceleration of vesting) Executive would receive in connection with any transaction constituting a 280G Change in Control (which for purposes of this Section 27 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code) (the “Benefit”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax under Section 4999 (the “Excise Tax”), then the Company shall make a payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service (the “IRS”) on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Benefit and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (x) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (y) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b)                The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the 280G Change in Control shall perform any calculations necessary in connection with this Section 27.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the 280G Change in Control, the Company shall appoint another qualified accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)              The accounting firm engaged to make the determinations under this Section 27 shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Benefit is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. Any Gross-Up Payment, as determined pursuant to this Section 27, shall be paid by the Company to the Executive within five (5) calendar days of the receipt of the accounting firm’s determination. If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Benefit.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and the Company, except as set forth below.

(d)              In light of the uncertainty in applying Sections 280G and 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that the Executive would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that the Executive would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the IRS is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive, within thirty (30) days of the date of the IRS determination or the date the Executive receives the refund, as applicable. The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax; provided that, if the Company decides to contest a claim by the IRS relating to the Excise Tax, then the Company shall bear and pay directly or indirectly all costs and expenses (including any additional interest and penalties and any legal and accounting fees and expenses) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.

28.                 Counterparts; Electronic Transmission; Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original, including an electronic copy or facsimile, but both of which taken together shall constitute one and the same instrument. The headings used herein are for ease of reference only and shall not define or limit the provisions hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

JGMT, LLC

By:	/s/ Jon Barack

Print Name:	Jon Barack

Title:	President

PARENT:

Jushi Holdings Inc.

By:	/s/ Jon Barack

Print Name:	Jon Barack

Title:	President

EXECUTIVE:

/s/ James Cacioppo
James Cacioppo

Address:

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EXHIBIT A

OUTSIDE ACTIVITIES

1.	Activities (including board positions) related to One East Capital Advisors L.P., its affiliated funds (collectively “One East”) and any new or derivative funds based upon One East’s historical activities.

2.	Activities (including board positions) related to ST2, LLC or any other real estate development activities in similar entities.

3.	Activities (including board positions) related to Florida Peninsula Insurance Company or its affiliates.

EXHIBIT B

LTI AWARD VESTING SCHEDULE

2021 LTI Award

Cumulative Vesting of 2021 LTI Award	Vesting Date
33 1/3%	Grant Date
66 2/3%	January 1, 2023
100%	January 1, 2024

2022 LTI Award

Cumulative Vesting of 2022 LTI Award	Vesting Date
33 1/3%	January 1, 2023
66 2/3%	January 1, 2024
100%	January 1, 2025

2023 LTI Award

Cumulative Vesting of 2023 LTI Award	Vesting Date
50%	January 1, 2024
100%	January 1, 2025

2024 LTI Award

Cumulative Vesting of 2024 LTI Award	Vesting Date
50%	January 1, 2025
100%	January 1, 2026

2025 LTI Award

Cumulative Vesting of 2025 LTI Award	Vesting Date
100%	January 1, 2026